EXHIBIT 10.13

AMENDED FORM OF DIRECTOR RETIREMENT AND SPLIT DOLLAR AGREEMENT

First Northern Bank of Dixon

Director Retirement Agreement and Related Death Benefits

Amendments

Whereas, First Northern Bank of Dixon (“Bank”) and                      (“Director”) desire to amend (1) the First Northern Bank of Dixon Director Retirement Agreement, (2) Addendum A First Northern Bank of Dixon Split Dollar Agreement, and (3) Split Dollar Policy Endorsement (collectively “Agreements”) entered into between the Bank and Director,

Whereas, Article 7.5 and Article 7.15 of the First Northern Bank of Dixon Director Retirement Agreement and Article 7.1 of Addendum A First Northern Bank of Dixon Split Dollar Agreement require that any such amendments be written and signed by both the Bank and Director,

Whereas, before signing this agreement amending the Agreements both the Bank and Director either (1) consulted and obtained independent legal and financial counsel with respect to the legal operations and financial impact of the amendments to the Agreements, or (2) freely and voluntarily decided not to have such consultation and advice,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following changes to Agreements:

A. First Northern Bank of Dixon Director Retirement Agreement

The Bank and Director agree that the First Northern Bank of Dixon Director Retirement Agreement shall be modified as follows:

•	Replace the entirety of Article 3 with the following:

Article 3

Death Benefits

If, at the time of the Director’s death, the Director’s Split Dollar Agreement and Endorsement has not been terminated by reason of policy surrender or lapse then no benefits are payable hereunder.

If, at the time of the Director’s death, the Director’s Split Dollar Agreement and Endorsement has been terminated by reason of policy surrender or lapse then the Bank shall continue to pay to the Director’s beneficiary(ies) the benefit payable to Director as a result of Article 2.1, 2.2, 2.3, or 2.4, as applicable at Termination of Service, until the entire benefit due to Director (assuming the Director had not died prior to full payment of benefits) is paid by the Bank.

B. Addendum A – First Northern Bank of Dixon Split Dollar Agreement

The Bank and Director agree that the First Northern Bank of Dixon Split Dollar Agreement shall be modified as follows:

•	Delete the entirety of Section 2.4.

C. Split Dollar Policy Endorsement, First Northern Bank of Dixon Split Dollar Agreement

The Bank and Director agree that the Split Dollar Policy Endorsement shall be modified as follows:

•	Insert at the beginning of paragraph 2 the following sentence:

“If the Split Dollar Agreement has not been terminated by Section 7.2(a) of the Split Dollar Agreement, then the beneficiary(ies) of Insured shall be entitled to amounts defined in this section 2.”

•	Replace the entirety of paragraph 4 with the following:

“4 The Insured shall have the right to exercise all settlement options with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement.”

In Witness Whereof, the Director and a duly authorized Bank officer have signed this agreement to amend the Agreements as of December 31, 2004.

The Director:

Director

The Bank: First Northern Bank of Dixon

By:

Its: